SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report: May 22, 2008

NeoMedia Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Concourse Parkway, Suite 500, Atlanta, GA	30328
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(678) 638-0460

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective May 22, 2008 (the “Effective Date”), the Board of Directors of NeoMedia Technologies, Inc., a Delaware corporation (the “Company”) appointed Iain Alexander McCready to serve as Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. McCready, 46, replaces William J. Hoffman, who had joined the Company in June 2007 and amicably resigned effective as of the Effective Date.

Mr. McCready was previously employed as a consultant for the Company from April 2008 through the Effective Date and he has extensive experience in successfully growing technology businesses. From October 2004 through November 2007, Mr. McCready served as Chief Executive Officer of Mobiqa, a world leader in mobile ticketing and mobile couponing solutions based on the creation, optimization, delivery and redemption of barcodes to mobile phones. From November 2003 through December 2007, Mr. McCready served as Non-Executive Chairman of Scolocate Limited, a provider of co-location and managed services to the IT marketplace, specializing in IT architecture, design and planning, project management and implementation services. From September 2003 through March 2004, Mr. McCready served as the Non-Executive Director of Concept Systems Limited, a leading supplier of advanced IT systems, solutions and service to the oil exploration and production industry. From January 2003 to November 2003, Mr. McCready served as the Interim Chief Operating Officer at Hanon Solution Limited. Prior to that, he served for twenty (20) years at KSCL, Scotland’s largest software house (now part of Convergys), developing customer care and billing applications for the world’s leading mobile phone operators. Mr. McCready had held a number of positions during his tenure at KSCL including Chief Operating Officer and Customer Services Director.

On May 22, 2008, the Company issued a press release with respect to the appointment of Mr. McCready. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibit No. Description:

Exhibit No.	Item	Location

Exhibit 99.1	Press release	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOMEDIA TECHNOLGIES, INC.

Date: May 29, 2008	By: /s/ Iain A. McCready
Name: Iain A. McCready
Its: Chief Executive Officer